QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.2.2

VERIGY LTD. 2006 EQUITY INCENTIVE PLAN
NOTICE OF SHARE OPTION GRANT

        You have been granted the following option to purchase shares of the Ordinary Shares of Verigy Ltd. (the "Company"):

Name of Optionee:	«Name»
Total Number of Shares:	«TotalShares»
Type of Option:	Nonstatutory Stock Option
Exercise Price Per Share:	$«PricePerShare»
Date of Grant:	«DateGrant»
Vesting Commencement Date:	«VestDay»
Vesting Schedule:	This option becomes exercisable on the first anniversay of the date of grant.
Expiration Date:	«ExpDate». This option may expire earlier if your Service terminates earlier, as described in the Share Option Agreement.

You and the Company agree that this option is granted under and governed by the terms and conditions of the Verigy Ltd. 2006 Equity Incentive Plan (the "Plan") and the Share Option Agreement, both of which are attached to and made a part of this document.

You further agree that the Company may deliver electronically all documents relating to the Plan or this option (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, it will notify you regarding such posting.

OPTIONEE:	VERIGY LTD.

By:
Title:

VERIGY LTD. 2006 EQUITY INCENTIVE PLAN
SHARE OPTION AGREEMENT

Tax Treatment	This option is intended to be a nonstatutory share option.
Vesting
This option becomes exercisable on the first anniversary of the date of grant. This option shall also become exercisable in full in the event that (a) your Service terminates because of death, total and permanent disability, or retirement at or after age 65; or (b) the Company is subject to a Change in Control (as defined in the Plan) before your Service terminates.
Acceleration of exercisability may also be required by Section 10.3 of the Plan
This option will in no event become exercisable for additional shares after your Service has terminated for any reason, except as otherwise provided in the Plan or this Agreement
Term	This option expires on the earlier of (a) the date 7 years after the date of grant or (b) the date 12 months after the termination of your Service for any reason.
Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.
Notice of Exercise
You may exercise this option from time to time for any number of shares for which the option is then exercisable, by notice in writing, electronically or by other means to, and as proscribed by, the Company's equity incentive administration service provider (the "administration service provider"). Your exercise notice will be effective and irrevocable at such time as your notice, method of payment (whether by cash, check, proceeds from the immediate sale of the option shares, or as otherwise provided in the Plan) and such other documentation as the administration service provider may require have been received by the administration service provider.
If someone else wants to exercise this option after your death, that person must prove to the Company's satisfaction that he or she is entitled to do so.
Form of Payment	When you exercise this option, you must provide for payment of the option exercise price for the shares that you are purchasing pursuant to Section 5.7 of the Plan.
Withholding Taxes and Stock Withholding	You will not be allowed to exercise this option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the option exercise.

Restrictions on Resale
You agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.
Transfer of Option
Unless determined otherwise by the Committee, this option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by the beneficiary designation, will or by the laws of descent or distribution and may be exercised, during your lifetime, only by you. If the Committee makes this option transferable, it shall contain such additional terms and conditions as the Committee deems appropriate.
Retention Rights	Your option or this Agreement does not give you the right to be retained by the Company or a subsidiary of the Company in any capacity.
Stockholder Rights
You, or your estate or heirs, have no rights as a stockholder of the Company until you have exercised this option by submitting the required notice in accordance with the provisions under "Notice of Exercise" set forth above and paying the exercise price and any applicable withholding taxes. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.
Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Plan.
Applicable Law	This Agreement shall be governed by, and construed in accordance with, the laws of the Republic of Singapore (except its choice-of-law provisions).
The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement between the parties.

YOUR ELECTRONIC SIGNATURE TO THIS NOTICE AND AGREEMENT IS YOUR AGREEMENT TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

QuickLinks

  Exhibit 10.2.2
VERIGY LTD. 2006 EQUITY INCENTIVE PLAN NOTICE OF SHARE OPTION GRANT
VERIGY LTD. 2006 EQUITY INCENTIVE PLAN SHARE OPTION AGREEMENT